Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp Reports Increased Revenues, 270% Growth in Net Income For First Quarter

Fremont, Michigan, May 4, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-exclusive property and casualty insurance carrier, today announced financial results for the first quarter ended March 31, 2010. The Company reported revenues of $14.9 million for the period, up 9.4% from revenues in the first quarter 2009, reflecting strength in premiums earned from our product offering and the continued loyalty of agents and policyholders.

•	Net income of $0.57 per diluted share in the first quarter, more than triple the level of a year ago

•	Combined ratio of 96.2% for the first quarter, improved from 104.0% in first quarter 2009

•	Book value per share increased 2.8% to $27.06 from $26.33 at the end of 2009

“We are pleased with the solid start to the year and our ability to overcome a number of continuing challenges in the broader Michigan economy,” said Richard E. Dunning, President and CEO. “The strength of our results is a testament to our focused employees, loyal base of agents and customers who see the real value of doing business with a trusted, financially strong, and locally based, locally managed insurance company.”

Net income for the quarter ended March 31, 2010 was $1.0 million, or $0.57 per diluted share, compared to $278,000, or $0.16 per diluted share, in the 2009 quarter. During the quarter, Fremont generated direct premiums written of $16.1 million compared to $14.4 million in the 2009 quarter, an increase of 11.6%.

Kevin G. Kaastra, Vice President of Finance, added: “Our combined ratio showed a solid year-over-year improvement to 96.2% compared with 104.0% last year, driven by an improvement in the loss and loss adjustment expense ratio to 61.0% in the quarter, down from 71.9%. The resulting underwriting gain, along with good returns on our investments, enabled us to post solid bottom-line results for the quarter and increase our book value per share to $27.06. As we seek to maintain this positive momentum and grow our business, we must continue to exercise underwriting and pricing discipline while managing our conservative investment portfolio.”

Consolidated Highlights	Three Months Ended March 31,
(Unaudited)	2010	2009	%
Consolidated revenues	$14,941,217	$13,662,893	9.4%
Net income	$1,029,605	$278,108	270.2%
Weighted average shares outstanding	1,758,284	1,744,533
Basic earnings per share	$0.59	$0.16	268.8%
Diluted earnings per share	$0.57	$0.16	256.3%
Direct premiums written	$16,086,582	$14,415,684	11.6%
Loss and LAE ratio	61.0%	71.9%
Expense ratio	35.2%	32.1%
Combined ratio	96.2%	104.0%
Net investment income	$440,211	$501,185	-12.2%
Realized investment gains	$359,801	$196,661	83.0%
Operating income (1)	$1,130,390	$133,365	747.6%
Operating income per share (1)	$0.64	$0.08	700.0%
Cash dividends declared per share	$0.04	$0.03	33.3%
Book value per share	$27.06	$22.58	19.8%

(1)	Operating income is a non-GAAP financial measure defined as pre-tax income excluding net realized gains (losses) on investments.

In the first quarter of 2010, direct premiums written increased 11.6% with Personal, Commercial and Farm lines showing solid gains, but Marine premiums falling slightly. Personal auto continues to make good contributions. Direct premiums written for the personal segment increased 14.1%, with personal auto up 16.7% and homeowners up 9.6%. New business for personal auto increased just 1.1% compared to the exceptionally strong new business growth experienced in the first quarter of 2009, while renewals were up 19.9%. Homeowner new business premiums were up 2.9%, with renewal premiums up 11.1%. Direct premiums written for the Commercial segment increased 5.4% due to strong renewal premiums, which increased 18.8%. New Commercial business was down 5.5% in the quarter reflecting a large new account signed in the first quarter of 2009. Farm direct premiums written increased 8.4%, driven by renewal business which was up 13.1%. The renewals were partially offset by new business which decreased 30.8%, as a result of a large new business account signed in the first quarter of 2009. Premiums for the marine segment were down 4.7% in the first quarter.

In the first quarter 2010, Fremont generated a loss and loss adjustment expense ratio of 61.0% compared to 71.9% in 2009. The reduction in the loss experienced in the first quarter was driven primarily by a 49.7% decline in weather-related losses, as the winter weather experienced in Michigan in the first quarter of 2010 was milder than the weather experienced in the first quarter of 2009. Personal lines experienced a 5.3 percentage-point drop in its loss ratio in the first quarter as a result of a 46.3% decline in weather-related losses partially offset by an increase in loss ratio experienced in personal auto. The commercial lines loss ratio decreased to 53.6% as a result of lower weather-related losses as well as a lower loss ratio in workers compensation. The farm segment experienced a 56.9 percentage-point drop in its loss ratio as a result of fewer fire- and weather-related losses during the quarter.

Fremont’s expense ratio for the first quarter 2010 increased to 35.2% from 32.1%. The change is a result of increased agent commissions paid to top-performing agencies and increases in other underwriting expenses, including legal fees and salary and benefit costs for new hires.

Net investment income decreased in the first quarter 2010 to $440,000 compared to $501,000 in 2009. The decrease was a result of the generally lower yield environment and a reduction in portfolio duration, partially offset by an increase in holdings of dividend-paying stocks. During the first quarter, Fremont had sales and maturities of fixed income securities of approximately $16.9 million, generating realized gains of $287,000. Also during the quarter, the Company sold approximately $1.6 million of equity securities generating realized gains of approximately $72,000.

Dunning concluded: “We are focused on executing our strategic plan and building on our very strong first quarter. We are intent on driving shareholder value and believe the recent passage of legislation in Michigan to restore some of the protections lost with the repeal of the Michigan Control Share act in 2009 will allow us to maintain this priority with our current strong team and agency partners. The foundation of that growth will be based on our dedicated and experienced associates and independent agents, who have supported us throughout the difficult economic times experienced over the last 18 months. In addition, we will also look to expand our business by reaching into neighboring states. In the first quarter, our applications to do business in Wisconsin and Indiana were approved, and we will take a careful approach to expanding into those states over time.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

Consolidated Statement of Income	Three Months Ended
(Unaudited)	March 31,
	2010	2009
Direct premiums written	$16,086,582	$14,415,684

Net premiums written	$12,999,359	$11,742,814

Revenues
Net premiums earned	$13,983,788	$12,820,881
Net investment income	440,211	501,185
Net realized gains on investments	359,801	196,661
Other income	157,417	144,166

Total revenues	14,941,217	13,662,893
Expenses
Loss and LAE	8,527,880	9,221,193
Policy acquisition and other underwriting expenses	4,923,146	4,111,674

Total expenses	13,451,026	13,332,867
Income before federal income tax expense	1,490,191	330,026
Federal income tax expense	460,586	51,918

Net income	$1,029,605	$278,108

Earnings per share
Basic	$.59	$.16
Diluted	$.57	$.16

Consolidated Balance Sheets

(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Investments:
Fixed maturities available for sale, at fair value	$55,383,354	$56,483,580
Equity securities available for sale, at fair value	13,754,759	11,183,580
Mortgage loans on real estate from related parties	237,513	239,303

Total investments	69,375,626	67,906,463
Cash and cash equivalents	7,117,180	7,063,679
Premiums due from policyholders, net	10,295,517	10,087,998
Receivable from sale of investments	4,955,509	—
Amounts due from reinsurers	10,086,500	7,859,452
Prepaid reinsurance premiums	2,029,853	1,856,343
Accrued investment income	540,121	600,648
Deferred policy acquisition costs	3,749,623	3,913,551
Deferred federal income taxes	2,963,894	3,155,625
Property and equipment, net of accumulated depreciation	3,187,246	2,787,134
Other assets	28,945	33,175

	$114,330,014	$105,264,068

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$25,280,823	$21,331,243
Unearned premiums	28,068,665	28,886,128
Reinsurance funds withheld and premiums ceded payable	75,998	96,697
Accrued expenses and other liabilities	13,278,137	8,905,213

Total liabilities	66,703,623	59,219,281

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,759,762 and 1,749,032 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	9,330,083	9,037,405
Retained earnings	37,225,189	36,332,648
Accumulated other comprehensive income	1,071,119	674,734

Total stockholders’ equity	47,626,391	46,044,787

Total liabilities and stockholders’ equity	$114,330,014	$105,264,068